February 2014 Amendment No. 1 dated February 6, 2014† to Preliminary Terms No. 94 dated February 5, 2014 Registration Statement No. 333-177923 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Auto-Callable Securities due February 19, 2016
Based on the Performance of the Russell 2000® Index
Principal at Risk Securities
Auto-Callable Securities do not guarantee the repayment of principal and do not provide for the regular payment of interest.  The securities will be automatically redeemed if the index closing value on any of the semiannual determination dates (other than the final determination date) is greater than or equal to the initial index value, for an early redemption payment that will increase over the term of the securities and that will correspond to a return of approximately 9.50% per annum (or 4.75% per determination date), as described below.  At maturity, if the securities have not previously been redeemed and the final index value is greater than or equal to the initial index value, the payment at maturity due on the securities will correspond to a return of approximately 9.50% per annum (or 4.75% per determination date).  If the final index value is less than the initial index value but greater than or equal to 80% of the initial index value, which we refer to as the downside threshold level, the payment at maturity due on the securities will be the stated principal amount.  If, however, the final index value is less than the downside threshold level, investors will be fully exposed to the decline in the underlying index, as compared to the initial index value, on a 1-to-1 basis and will receive a payment at maturity that is less than 80% of the stated principal amount of the securities and could be zero.  Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment.  These securities are for investors who are willing to risk their principal and forego current income in exchange for the possibility of receiving an early redemption payment or payment at maturity greater than the stated principal amount, if the underlying index closes at or above the initial index value on a semiannual determination date.  The securities are unsecured and unsubordinated obligations of JPMorgan Chase & Co., issued as part of JPMorgan Chase & Co.’s Medium-Term Notes, Series E, program.  Any payment on the securities is subject to the credit risk of JPMorgan Chase & Co.
SUMMARY TERMS
Issuer:	JPMorgan Chase & Co.
Underlying index:	Russell 2000® Index
Aggregate principal amount:	$
Automatic early redemption:
If, on any of the determination dates (other than the final determination date), the index closing level is greater than or equal to the initial index value, the securities will be automatically redeemed for a cash payment equal to the early redemption payment payable on the applicable redemption date.

Early redemption payment:
The early redemption payment will be an amount equal to the stated principal amount plus an amount in cash per stated principal amount corresponding to a return of approximately 9.50% per annum or 4.75% for each semiannual determination date, as follows:

• 1st determination date: $10.475 • 2nd determination date: $10.950 • 3rd determination date: $11.425
No further payments will be made on the securities once they have been redeemed.
Determination dates:
August 14, 2014, February 17, 2015, August 14, 2015 and February 14, 2016, subject to postponement for non-trading days and certain market disruption events.  We also refer to February 14, 2016 as the final determination date.

Redemption dates:	With respect to each determination date other than the final determination date, the third business day after the related determination date
Payment at maturity:	If the securities have not previously been redeemed, you will receive at maturity a cash payment as follows:
	• If the final index value is greater than or equal to the initial index value:	the maturity redemption payment, which is an amount in cash per stated principal amount corresponding to a return of approximately 9.50% per annum, or $11.90
	• If the final index value is less than the initial index value but greater than or equal to the downside threshold level:	the stated principal amount
• If the final index value is less than the downside threshold level:
(i) the stated principal amount multiplied by (ii) the index performance factor
Under these circumstances, the payment at maturity will be less than 80% of the stated principal amount and could be zero.

Index performance factor:	final index value / initial index value
Downside threshold level:	, which is equal to 80% of the initial index value
Initial index value:	The index closing value of the underlying index on the pricing date
Final index value:	The index closing value of the underlying index on the final determination date
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and issue price” below)
Pricing date:	On or about February , 2014 (expected to price on or about February 14, 2014)
Original issue date (settlement date):	February , 2014 (3 business days after the pricing date)
Maturity date:
February 19, 2016, subject to postponement in the event of for certain market disruption events and as described under “Description of Securities — Postponement of a Payment Date” in the accompanying product supplement no. MS-10-I

CUSIP/ISIN:	48127E809 / US48127E8093
Listing:	The securities will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to Public(1)	Fees and Commissions(2)	Proceeds to Issuer
Per security	$10.00	$0.175	$9.825
Total	$	$	$
(1)	See “Additional Information about the Securities — Use of proceeds and hedging” in this document for information about the components of the price to public of the securities.
(2)
JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”).  In no event will these selling commissions exceed $0.175 per $10 stated principal amount security.  See “Underwriting (Conflicts of Interest)” beginning on page PS-43 of the accompanying product supplement no. MS-10-I.

If the securities priced today, the estimated value of the securities as determined by JPMS would be approximately $9.677 per $10 stated principal amount security.  JPMS’s estimated value of the securities on the pricing date will be provided by JPMS in the pricing supplement and will not be less than $9.50 per $10 stated principal amount security.  See “Additional Information about the Securities — JPMS’s estimated value of the securities” in this document for additional information.
Investing in the securities involves a number of risks.  See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. MS-10-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 1-I and “Risk Factors” beginning on page 7 of this document.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
You should read this document together with the related product supplement no. MS-10-I, underlying supplement no. 1-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information about the Securities” at the end of this document.
Product supplement no. MS-10-I dated February 5, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214000864/e57265_424b2.pdf
Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf
Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

†This amendment no. 1 amends and restates and supersedes the preliminary terms no. 94 related hereto dated February 5, 2014 to product supplement no. MS-10-I in its entirety (the preliminary terms no. 94 dated February 5, 2014 are available on the SEC website at: http://www.sec.gov/Archives/edgar/data/19617/000095010314000880/dp43827_fwp-3p093.htm)

Auto-Callable Securities due February 19, 2016
Based on the Performance of the Russell 2000® Index
Principal at Risk Securities

Investment Summary

The Auto-Callable Securities due February 19, 2016 Based on the Performance of the Russell 2000® Index, which we refer to as the securities, provide an opportunity for investors to earn an early redemption payment, which is an amount that will increase over the term of the securities and that will correspond to a return of approximately 9.50% per annum (or 4.75% per determination date) of the stated principal amount per security.  If the index closing value is greater than or equal to the initial index value on any determination date (other than the final determination date), the securities will be automatically redeemed for a payment equal to the early redemption payment payable on the applicable redemption date.

If the securities have not been automatically redeemed prior to maturity and if the final index value is greater than or equal to the initial index value, the payment at maturity due on the securities will be an amount in cash per stated principal amount corresponding to a return of approximately 9.50% per annum, or $11.90.  If the final index value is less than the initial index value but greater than or equal to 80% of the initial index value, which we refer to as the downside threshold level, the payment at maturity due on the securities will be the stated principal amount.  However, if the final index value is less than the downside threshold level, investors will be fully exposed to the decline in the underlying index, as compared to the initial index value, on a 1-to-1 basis and will receive a payment at maturity that is less than the stated principal amount of the securities and could be zero.  Under these circumstances, the payment at maturity will be (i) the stated principal amount multiplied by (ii) the index performance factor, which will be less than 80% of the stated principal amount of the securities and could be zero.  Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment.  In addition, investors will not participate in any appreciation of the underlying index.

February 2014	Page 2

Auto-Callable Securities due February 19, 2016
Based on the Performance of the Russell 2000® Index
Principal at Risk Securities

Key Investment Rationale

The securities do not provide for the regular payment of interest.  The securities offer investors an opportunity to earn an early redemption payment, which is an amount that will increase over the term of the securities and that will correspond to a return of approximately 9.50% per annum (or 4.75% per determination date) of the stated principal amount per security if the index closing value is greater than or equal to the initial index value on any of the determination dates.  If the securities have not been automatically redeemed prior to maturity and if the final index value is greater than the initial index value, the payment at maturity due on the securities will be an amount in cash per stated principal amount corresponding to a return of approximately 9.50% per annum, or $11.90.

The following scenarios are for illustrative purposes only to demonstrate how an automatic early redemption or the payment at maturity (if the securities have not previously been redeemed) are calculated, and do not attempt to demonstrate every situation that may occur.  Accordingly, the securities may or may not be redeemed and the payment at maturity may be less than the stated principal amount of the securities and may be zero.

Scenario 1
On any of the first three determination dates, the index closing value is greater than or equal to the initial index value.

▪ The securities will be automatically redeemed for the stated principal amount plus an amount in cash per stated principal amount corresponding to a return of approximately 9.50% per annum or 4.75% for each semiannual determination date.  No further payments will be made on the securities once they have been redeemed.

▪ Investors will not participate in any appreciation of the underlying index from the initial index value.

Scenario 2
The securities have not been previously redeemed and the final index value is greater than or equal to the initial index value.

▪ The payment due at maturity will be the maturity redemption payment, which is an amount in cash per stated principal amount corresponding to a return of approximately 9.50% per annum, or $11.90.

▪ Investors will not participate in any appreciation of the underlying index from the initial index value.

Scenario 3
The securities have not been previously redeemed and the final index value is less than the initial index value but greater than or equal to the downside threshold level.

▪ The payment due at maturity will be the stated principal amount.

Scenario 4
The securities have not been previously redeemed and the final index value is less than the downside threshold level.

▪ The payment due at maturity will be (i) the stated principal amount multiplied by (ii) the index performance factor.

▪ Investors will lose at least 20% and possibly all of their principal in this scenario.

February 2014	Page 3

Auto-Callable Securities due February 19, 2016
Based on the Performance of the Russell 2000® Index
Principal at Risk Securities

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the index closing value and (2) the final index value.

Diagram #1:  First 3 Determination Dates

Diagram #2:  Payment at Maturity

For more information about the payment at maturity in different hypothetical scenarios, see “Hypothetical Examples” starting on page 5.

February 2014	Page 4

Auto-Callable Securities due February 19, 2016
Based on the Performance of the Russell 2000® Index
Principal at Risk Securities

Hypothetical Examples

The following hypothetical examples are for illustrative purposes only.  Whether you receive a redemption payment will be determined on each semiannual determination date.  The actual initial index value and downside threshold level will be provided in the pricing supplement.  Any payment on the securities is subject to the credit risk of JPMorgan Chase & Co.  The numbers in the hypothetical examples may be rounded for ease of analysis.  The below examples are based on the following terms:

Stated principal amount:	$10 per security
Hypothetical initial index value:	1,100
Hypothetical downside threshold level:	880, which is 80% of the hypothetical initial index value
Early redemption payment:
An amount in cash per stated principal amount that increases over the term of the securities, corresponding to a return of approximately 9.50% per annum or 4.75% for each semiannual determination date, as follows:

• 1st determination date: $10.475 • 2nd determination date: $10.950 • 3rd determination date: $11.425
Hypothetical maturity redemption payment:	$11.90

In Examples 1 and 2, the index closing value fluctuates over the term of the securities and the index closing value is greater than or equal to the initial index value on one of the first three determination dates.  Because the index closing value is greater than or equal to the initial index value on one of the first three determination dates, the securities are automatically redeemed following the relevant determination date.  In Examples 3, 4 and 5, the index closing value on the first three determination dates is less than the then initial index value, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Example 1		Example 2
Determination Dates	Hypothetical Index Closing Value	Early Redemption Payment	Hypothetical Index Closing Value	Early Redemption Payment
#1	1,150	$10.475	975	N/A
#2	N/A	N/A	1,050	N/A
#3	N/A	N/A	1,320	$11.425
Final Determination Date	N/A	N/A	N/A	N/A

Example 1.  The securities are automatically redeemed following the first determination date as the index closing value on the first determination date is greater than the initial index value.  Following the first determination date, you will receive the early redemption payment with respect to the first determination date.

In this example, the early redemption feature limits the term of your investment to approximately 6 months and you may not be able to reinvest at comparable terms or returns.  If the securities are redeemed early, no further payments will be made on the securities.  The total payment on the securities will be $10.475 per security.

Example 2.  The securities are automatically redeemed following the third determination date.  In this example, the securities are redeemed early following the third determination date as this is the first determination date on which the index closing value is greater than or equal to the initial index value, even though the index closing value is progressively increasing on each successive determination date.  Following the third determination date, you will receive the early redemption payment with respect to the third determination date.

In this example, the early redemption feature limits the term of your investment to approximately 18 months and you may not be able to reinvest at comparable terms or returns.  If the securities are redeemed early, no further payments will be made on the securities.  Further, although the underlying index has appreciated by 20% from its initial index value on the third determination date, you receive only $11.425 per security per security upon redemption and do not benefit from this appreciation.  The total payment on the securities will be $11.425 per security.

February 2014	Page 5

Auto-Callable Securities due February 19, 2016
Based on the Performance of the Russell 2000® Index
Principal at Risk Securities

	Example 3	Example 4	Example 5
Determination Dates	Hypothetical Index Closing Value	Hypothetical Index Closing Value	Hypothetical Index Closing Value
#1	1,025	1,075	1,050
#2	1,000	1,025	925
#3	1,075	950	750
Final Determination Date	1,800	1,000	550
Payment at Maturity	$11.90	$10.00	$5.00

Example 3.  The securities are not automatically redeemed prior to maturity and the final index value is greater than the initial index value.  Following the final determination date, you will receive the maturity redemption payment with respect to the final determination date.

This example represents the maximum amount payable on the securities, and illustrates that although the value of the underlying index has appreciated significantly, the investor’s return is limited to the maturity redemption payment, without any participation in the appreciation of the underlying index.  The total payment on the securities will be $11.90 per security.

Example 4.  The securities are not automatically redeemed prior to maturity.  On the final determination date, the index closing value is 1,000, which is less than the initial index value of 1,100, but greater than the downside threshold level of 880.  As the final index value is less than the initial index value but also greater than or equal to the downside threshold level, you will receive the stated principal amount at maturity.

The total payment on the securities is $10 per $10 stated principal amount security.

Example 5.  The securities are not automatically redeemed prior to maturity.  On the final determination date, the index closing value is 550, which is less than the downside threshold level of 880.  As the final index value is less than the downside threshold level, you would receive a payment at maturity equal to the product of the stated principal amount and the index performance factor, calculated as follows:

stated principal amount × (final index value / initial index value) = $10 × (550 / 1,100) = $5.00

The total payment on the securities is $5.00 per security, representing a substantial loss on your initial investment.

Although the index closing value of the underlying index may have been greater than or equal to the downside threshold level throughout the term of the securities prior to the final determination date, because the final index value is less than the downside threshold level, the investor is fully exposed to the decline in the underlying index.

The hypothetical returns and hypothetical payments on the securities shown above apply only if you hold the securities for their entire term or until early redemption.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

February 2014	Page 6

Auto-Callable Securities due February 19, 2016
Based on the Performance of the Russell 2000® Index
Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. MS-10-I and the section entitled “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 1-I.  We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪
The securities do not pay interest or guarantee the return of any principal, and your investment in the securities may result in a loss.  The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity.  Instead, if the securities have not been automatically redeemed prior to maturity and the final index value is less than the downside threshold level, you will be exposed to the decline in the underlying index, as compared to the initial index value, on a 1-to-1 basis and you will receive for each security that you hold at maturity an amount equal to the stated principal amount times the index performance factor.  Under these circumstances, the payment at maturity will be less than 80% of the stated principal amount and could be zero.

▪
The appreciation potential of the securities is limited.  Your potential gain on the securities will be limited to the fixed early redemption payments specified for each determination date (other than the final determination date) or the maturity redemption payment with respect to the final determination date, as applicable, regardless of the appreciation in the value of the underlying index, which may be significant.  You may receive a lower payment if the securities are automatically redeemed or at maturity, as the case may be, than you would have if you had invested directly in the underlying index.

▪
The securities are subject to the credit risk of JPMorgan Chase & Co., and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the securities.  Any actual or anticipated decline in our credit ratings or increase in the credit spreads determined by the market for taking our credit risk is likely to adversely affect the market value of the securities.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment.

▪
Investors will not participate in any appreciation in the value of the underlying index.  Investors will not participate in any appreciation in the value of the underlying index from the initial index value, and the return on the securities will be limited to the redemption payment that is paid with respect to the first determination date on which the index closing value or the final index value, as applicable, is greater than or equal to the initial index value.  It is possible that the index closing value could be below the initial index value on all of the determination dates prior to the final determination date so that you will receive no early redemption payment, or on the final determination date, so that you will not receive the maturity redemption payment.  If you do not receive an early redemption payment or the maturity redemption payment, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

▪
Early redemption risk.  The term of your investment in the securities may be limited to as short as approximately six months by the automatic early redemption feature of the securities.  If the securities are redeemed prior to maturity, you will receive no further payments on the securities and may be forced to reinvest in a lower interest rate environment and may not be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk.

▪
Economic interests of the issuer, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors.  We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as an agent of the offering of the securities, hedging our obligations under the securities and making the assumptions used to determine the pricing of the securities and the estimated value of the securities, which we refer to as JPMS’s estimated value.  In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.  The calculation agent will determine the initial index value, the downside threshold level and the final index value and whether the index closing value on any determination date (other than the final determination date) is below the initial index value and whether the index closing value on the final determination date is below the initial index value and/or the downside threshold level.  Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of a successor to the underlying index or calculation of the final index value in the event of a discontinuance or material change in method of calculation of the underlying index, may affect the payment to you at maturity.  Moreover, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the securities and the

February 2014	Page 7

Auto-Callable Securities due February 19, 2016
Based on the Performance of the Russell 2000® Index
Principal at Risk Securities

value of the securities.  It is possible that hedging or trading activities of ours or our affiliates in connection with the securities could result in substantial returns for us or our affiliates while the value of the securities declines.  Please refer to “Risk Factors — Risks Relating to the Securities Generally” in the accompanying product supplement no. MS-10-I for additional information about these risks.

▪
JPMS’s estimated value of the securities will be lower than the original issue price (price to public) of the securities.  JPMS’s estimated value is only an estimate using several factors.  The original issue price of the securities will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities.  These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities.  See “Additional Information about the securities — JPMS’s estimated value of the securities” in this document.

▪
JPMS’s estimated value does not represent future values of the securities and may differ from others’ estimates.  JPMS’s estimated value of the securities is determined by reference to JPMS’s internal pricing models.  This estimated value is based on market conditions and other relevant factors existing at the time of pricing and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.  Different pricing models and assumptions could provide valuations for securities that are greater than or less than JPMS’s estimated value.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy securities from you in secondary market transactions.  See “Additional Information about the securities — JPMS’s estimated value of the securities” in this document.

▪
JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  The discount is based on, among other things, our view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for our conventional fixed-rate debt.  If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the securities to be more favorable to you.  In addition, JPMS’s estimated value might be lower if it were based on the interest rate implied by our conventional fixed-rate credit spreads.  Consequently, our use of an internal funding rate would have an adverse effect on the terms of the securities and any secondary market prices of the securities.  See “Additional Information about the securities — JPMS’s estimated value of the securities” in this document.

▪
The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the securities for a limited time period.  We generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances.  See “Additional Information about the securities — Secondary market prices of the securities” in this document for additional information relating to this initial period.  Accordingly, the estimated value of your securities during this initial period may be lower than the value of the securities as published by JPMS (and which may be shown on your customer account statements).

▪
Secondary market prices of the securities will likely be lower than the original issue price of the securities.  Any secondary market prices of the securities will likely be lower than the original issue price of the securities because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the securities.  As a result, the price, if any, at which JPMS will be willing to buy securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the maturity date could result in a substantial loss to you.  See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the securities.

The securities are not designed to be short-term trading instruments.  Accordingly, you  should be able and willing to hold your securities to maturity.  See “— Secondary trading may be limited” below.

▪
Secondary market prices of the securities will be impacted by many economic and market factors.  The secondary market price of the securities during their term will be impacted by a number of economic and market

February 2014	Page 8

Auto-Callable Securities due February 19, 2016
Based on the Performance of the Russell 2000® Index
Principal at Risk Securities

factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the index closing value, including:

o	any actual or potential change in our creditworthiness or credit spreads;

o	customary bid-ask spreads for similarly sized trades;

o	secondary market credit spreads for structured debt issuances;

o	the actual and expected volatility of the underlying index;

o	the time to maturity of the securities;

o	whether the final index value is expected to be less than the downside threshold level;

o	the likelihood of an early redemption being triggered;

o	dividend rates on the equity securities included in the underlying index;

o	interest and yield rates in the market generally; and

o	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the securities, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the securities, if any, at which JPMS may be willing to purchase your securities in the secondary market.

▪
Investing in the securities is not equivalent to investing in the underlying index.  Investing in the securities is not equivalent to investing in the underlying index or its component stocks.  Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

▪
Adjustments to the underlying index could adversely affect the value of the securities.  The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪
Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying index.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value, which is the value at or above which the underlying index must close on any determination date in order for you to receive a redemption payment, and, as a result, the downside threshold level, which is the value at or above which the underlying index must close on the final determination date in order for you to avoid being exposed to the negative price performance of the underlying index.  Additionally, these hedging or trading activities during the term of the securities could potentially affect the index closing value on the determination dates and, accordingly, whether you will be entitled to an early redemption payment on any determination date (other than the final determination date) and the payment to you at maturity.  It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.

▪
An investment in the securities is subject to risks associated with small capitalization stocks.  The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization.  The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies.  Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies.  Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

▪
Secondary trading may be limited.  The securities will not be listed on a securities exchange.  There may be little or no secondary market for the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  JPMS may act as a market maker for the securities, but is not required to do so.  Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at

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which JPMS is willing to buy the securities. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the securities.

▪
The final terms and valuation of the securities will be provided in the pricing supplement.  The final terms of the securities will be provided in the pricing supplement.  In particular, JPMS’s estimated value will be provided in the pricing supplement and may be as low as the minimum for JPMS’s estimated value set forth on the cover of this document.  Accordingly, you should consider your potential investment in the securities based on the minimum for JPMS’s estimated value.

▪
The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper U.S. federal income tax characterization of the securities, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”).  The IRS might not accept, and a court might not uphold, the treatment of the securities described in “Additional Information about the Securities―Additional Provisions―Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-10-I.  If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of any income or loss on the securities could differ materially and adversely from our description herein.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-10-I and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders – additional tax considerations

Non-U.S. Holders should note that recently proposed Treasury regulations, if finalized in their current form, could impose a 30% withholding tax (subject to reduction under an applicable income tax treaty) on amounts treated as attributable to U.S.-source dividends on equities underlying financial instruments such as the securities.  As proposed, these rules are sweeping in scope and could apply even if the payments on the relevant equity-linked financial instrument are determined without reference to dividends on the underlying equities.  If applicable, withholding would apply with respect to amounts treated as attributable to dividends on underlying U.S. equities paid after December 31, 2015 if you acquired the security in question on or after March 5, 2014.  Although there are exceptions to the broad reach of these proposed withholding rules, they are uncertain in scope, and we or other withholding agents may determine that withholding is required after December 31, 2015, in which case we will not be required to pay any additional amounts with respect to amounts withheld.  Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations.

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Russell 2000® Index Overview

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000ETM Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index.  The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  For additional information on the Russell 2000® Index, see the information set forth under “Equity Index Descriptions — The Russell Indices” in the accompanying index supplement no.1-I.

Information as of market close on February 5, 2014:

Bloomberg Ticker Symbol:	RTY
Current Index Closing Value (on 2/5/2014):	1,093.59
52 Weeks Ago (on 2/6/2013):	911.29
52 Week High (on 1/22/2014):	1,181.29
52 Week Low (on 2/25/2013):	895.84

The table below sets forth the published high and low index closing values, as well as end-of-quarter index closing values, of the underlying index for each quarter in the period from January 1, 2009 through February 5, 2014.  The graph following the table sets forth the daily index closing values of the underlying index during the same period.  The closing value of the underlying index on February 5, 2014 was 1,093.59.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The historical index closing values should not be taken as an indication of future performance, and no assurance can be given as to the index closing value of the underlying index at any time, including on the determination dates.  The payment of dividends on the stocks that constitute the underlying index are not reflected in its index closing value and, therefore, have no effect on the calculation of any payment on the securities.

Russell 2000® Index	High	Low	Period End
2009
First Quarter	514.71	343.26	422.75
Second Quarter	531.68	429.16	508.28
Third Quarter	620.69	479.27	604.28
Fourth Quarter	634.07	562.40	625.39
2010
First Quarter	690.30	586.49	678.64
Second Quarter	741.92	609.49	609.49
Third Quarter	677.64	590.03	676.14
Fourth Quarter	792.35	669.45	783.65
2011
First Quarter	843.55	773.18	843.55
Second Quarter	865.29	777.20	827.43
Third Quarter	858.11	643.42	644.16
Fourth Quarter	765.43	609.49	740.92
2012
First Quarter	846.13	747.28	830.30
Second Quarter	840.63	737.24	798.49
Third Quarter	864.70	767.75	837.45
Fourth Quarter	852.49	769.48	849.35
2013
First Quarter	953.07	872.60	951.54
Second Quarter	999.99	901.51	977.48
Third Quarter	1,078.41	989.47	1,073.79
Fourth Quarter	1,163.64	1,043.46	1,163.64
2014
First Quarter (through February 5, 2014)	1,181.29	1,093.59	1,093.59

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Russell 2000® Historical Performance – Daily Index Closing Values January 2, 2009 to February 5, 2014

License Agreement between an affiliate of JPMorgan Chase & Co. and Russell Investments. The “Russell 2000® Index” is a trademark of Russell Investments and has been licensed for use by JPMorgan Chase Bank, National Association and its affiliates.  For more information, see “Equity Index Descriptions — The Russell Indices — Disclaimers” in the accompanying underlying supplement no. 1-I.

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Additional Information about the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions
Postponement of maturity date:
If the scheduled maturity date is not a business day, then the maturity date will be the following business day.  If the scheduled final determination date is not a trading day or if a market disruption event occurs on that day so that the final determination date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the third business day following that final determination date as postponed.

Minimum ticketing size:	100 securities
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
JPMS’s estimated value of the securities:
JPMS’s estimated value of the securities set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the securities.  JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your securities in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Risk Factors — JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt.”  The value of the derivative or derivatives underlying the economic terms of the securities is derived from JPMS’s internal pricing models.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, JPMS’s estimated value of the securities on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time.  See “Risk Factors — JPMS’s estimated value does not represent future values of the securities and may differ from others’ estimates.”

JPMS’s estimated value of the securities will be lower than the original issue price of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  We or one or more of our affiliates will retain any profits realized in hedging our obligations under the securities.  See “Risk Factors — JPMS’s estimated value of the securities will be lower than the original issue price (price to public) of the securities” in this document.

Secondary market prices of the securities:
For information about factors that will impact any secondary market prices of the securities, see “Risk Factors — Secondary market prices of the securities will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the securities.  The length of any such initial period reflects the structure of the securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the securities and when these costs are incurred, as determined by JPMS.  See “Risk Factors — The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the securities for a limited time period.”

Tax considerations:
You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-10-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Based on current market conditions, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, your securities should be treated as “open transactions” that are not debt instruments for U.S. federal income tax purposes.  Assuming this treatment is respected, the gain or loss on your securities should be treated as short-term capital gain or loss unless you hold your securities for more than a year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of securities at the issue price.  However, the IRS or a court may not respect this

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treatment of the securities, in which case the timing and character of any income or loss on the securities could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders – additional tax considerations

Non-U.S. Holders should note that recently proposed Treasury regulations, if finalized in their current form, could impose a 30% withholding tax (subject to reduction under an applicable income tax treaty) on amounts treated as attributable to U.S.-source dividends on equities underlying financial instruments such as the securities.  As proposed, these rules are sweeping in scope and could apply even if the payments on the relevant equity-linked financial instrument are determined without reference to dividends on the underlying equities.  If applicable, withholding would apply with respect to amounts treated as attributable to dividends on underlying U.S. equities paid after December 31, 2015 if you acquired the security in question on or after March 5, 2014.  Although there are exceptions to the broad reach of these proposed withholding rules, they are uncertain in scope, and we or other withholding agents may determine that withholding is required after December 31, 2015, in which case we will not be required to pay any additional amounts with respect to amounts withheld.  Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations.

Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the securities.

The securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the securities.  See “How the Securities Work” and “Hypothetical Examples” in this document for an illustration of the risk-return profile of the securities and “Russell 2000® Overview” in this document for a description of the market exposure provided by the securities.

The original issue price of the securities is equal to JPMS’s estimated value of the securities plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities, plus the estimated cost of hedging our obligations under the securities.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement no. MS-10-I
Supplemental plan of distribution:
Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the securities in the secondary market, but is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “— Use of proceeds and hedging” above and “Use of Proceeds and Hedging” on page PS-27 of the accompanying product supplement no. MS-10-I.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (800) 869-3326).

Where you can find more information:
JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. MS-10-I, underlying supplement no. 1-I and this communication if you so request by calling toll-free (800)-869-3326.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance.  In the event of any changes to the terms of the

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securities, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this document together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these securities are a part, and the more detailed information contained in product supplement no. MS-10-I dated February 5, 2014 and underlying supplement no. 1-I dated November 14, 2011.

This document, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. This amendment no. 1 amends and restates and supersedes the preliminary terms no. 94 related hereto dated February 5, 2014 in their entirety.  You should not rely on the preliminary terms no. 94 related hereto dated February 5, 2014 in making your decision to invest in the securities. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. MS-10-I and in “Risk Factors” in the accompanying underlying supplement no. 1-I, as the securities involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

• Product supplement no. MS-10-I dated February 5, 2014:
http://www.sec.gov/Archives/edgar/data/19617/000089109214000864/e57265_424b2.pdf

• Underlying supplement no. 1-I dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

• Prospectus supplement dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

• Prospectus dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.

As used in this document, the “Company,” “we,” “us,” and “our” refer to JPMorgan Chase & Co.

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